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                                                                    EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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

                                                      Fiscal Year Ended December 31,
                                  ---------------------------------------------------------------------     Nine Months Ended
                                       1997           1998         1999       2000           2001           September 30, 2002
                                  --------------  ------------  ---------  ----------  ----------------     ------------------
Pretax income/(loss)                  $23,340.0     $18,491.0   $39,626.0  $492,192.0       $(444,026.0)(1)        $12,222.0 (2)

Fixed Charges:
           Interest expense                  --            --          --          --            $109.0             $5,107.0
           Bond issuance expense             --            --          --          --                --               $660.0
           Rent expense(3)               $384.0        $513.0      $623.0      $792.0          $1,069.0               $667.0
           -----------------------------------------------------------------------------------------------------------------
           Total fixed charges           $384.0        $513.0      $623.0      $792.0          $1,178.0             $6,444.0

Earnings before income taxes          $23,724.0     $19,004.0   $40,249.0  $492,984.0       $(442,848.0)           $18,666.0
plus fixed charges

Ratio of earnings to fixed                61.8x         37.0x       64.7x      622.7x                --                 2.9x
charges(4)
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(1)  Adjusted for equity income in joint venture of $2.1 million.

(2)  Adjusted for equity income in joint venture of $2.8 million.

(3) Portion of rent expense under operating leases deemed by us to be representative of the interest factor.

(4) The ratio of earnings to fixed charges is computed by dividing (i) earnings before taxes adjusted for fixed charges by (ii) fixed charges, which includes interest expense plus the portion of rent expense under operating leases deemed by us to be representative of the interest factor, plus amortization of debt issuance costs. We would have to generate additional earnings of $444.0 million for the year ended December 31, 2001 to achieve a ratio of 1:1.